Exhibit 10.1

MUTUAL TERMINATION OF INDEPENDENT CONTRACTOR AGREMENT

July 22, 2014

 This Mutual Termination of Independent Contractor Agreement (the “Agreement”) is between STW Resources Holding Corp., a Nevada corporation, located at 3424 S CR 1192, Midland, Texas 79706 (the “Company”), and Audry Lee Maddox,  who resides at 5512 Los Patios, Midland, Texas 79707 (the “Contractor”).

WHEREAS, Company and Contractor entered into a series of Independent Contractor Agreement – Cash Compensation agreements, the latest beginning January 01, 2013 and ending December 31, 2013, a copy of which is attached as Exhibit A to this Agreement (the “Independent Contractor Agreements”), whereby Contractor served as the Company’s Chief Operating Officer;

                WHEREAS, the Company was financially unable to pay all of Contractor’s cash compensation of $12,500.00 per month under the Independent Contractor Agreements, the total amount of which accrued as of June 30, 2014 is $245,500.00 (“Back Pay”), as set forth in Exhibit B to this Agreement, Unpaid Cash Compensation Schedule;

WHEREAS, Contractor has accrued Director’s Compensation of $37,500.00 through June 30, 2014, which is to be paid as directed by the Board of Directors to all Directors, either in cash or stock of the Company (the “Accrued Director Compensation”), as the Board so determines in its sole discretion, pursuant to the Board of Directors Appointment Agreement signed by Contractor on June 12, 2013, a copy of which is attached as Exhibit C to this Agreement (the “Director Agreement”); and

WHEREAS, contemporaneous with the signing of this Agreement, Contractor desires to tender his resignation as Chief Operating Officer of the Company, as an officer or manager of the Company’s wholly or partially owned subsidiaries and as a Director of the Company, all of which are to be effective June 30, 2014.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which from company is acknowledged and accepted by Contractor, it is agreed as follows:

1.           Contractor resigns his positions as Chief Operating Officer and as a Director of the Company, effective June 30, 2014, together with any officer, manager or director positions which Contractor may hold with any of Company’s wholly owned or partially owned subsidiaries.  Contractor will sign and deliver to the Company his officer and manager resignations in the form of Exhibit D-1, Audry Lee Maddox Resignation of Officer and Manager Positions with STW Resources Holding Corp. and its Subsidiaries, attached hereto, and will sign and deliver to the Company his director resignation in the form of Exhibit D-1, Audry Lee Maddox Resignation as Director of STW Resources Holding Corp. attached hereto.

2.           Company accepts and confirms Contractor’s resignations of his officer, manager and director positions with the Company, effective June 30, 2014.

3.           Starting as of July 1, 2014, neither Company nor any of Company’s wholly or partially owned subsidiaries shall have any further obligation under the Independent Contractor Agreements, the Director Agreement or any other informal agreements, if such exist, to pay Contractor any manner of compensation (salary, stock or profit sharing, etc.) or benefits (car allowance, health benefits, cell phone, etc.). Contractor specifically waives payment of same and discharges Company of any further obligation to pay same, and in lieu thereof, any payments to Contractor shall be paid solely thereafter under the payment terms of this Agreement.

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4.           As additional consideration to Contractor (the “Additional Consideration”), the Company will: (a) assign any of its rights in Contractor’s membership in Ranchland County Club of Midland, Texas (currently held under Company’s and Contractor’s name jointly) to Contractor in his sole name; and (b) issue to Contractor as severance compensation one million, five hundred thousand (1,500,000) shares of the Company’s restricted Common Stock, to be issued on or before 30 days after the date that Contractor executes this Agreement and delivers to Company Contractor’s written resignations, set forth in Exhibits D-1 and D-2, for which Contractor will not be required to provide any future services to the Company as an officer of the Company,  as an officer or manager of any of the Company’s subsidiaries or as a director of the Company.

5.           Upon the execution of this Agreement and for a minimum of ninety days thereafter, the Company shall diligently apply and use its best efforts to remove Contractor from any and all personal guarantees or other guarantees of the Company’s financial obligations for which Contractor is a guarantor; and, to the extent that there remains any unreleased guaranty obligations, the Company, at its own expense, shall defend, indemnify and hold harmless Contractor from any guaranty obligations that are not released and remain in full force and effect.

6.           With regard to Contractor’s personally incurred travel expenses and miscellaneous expenses, accrued on or before June 25, 2014 on behalf of the Company that remain unreimbursed as of the date of this Agreement, upon submission of proof of such accrued expense payments (such proof having been submitted on or before July 30, 2014), the Company will reimburse Contractor for such personally incurred Company-related expenses on or before August 15, 2014.

7.           With regard to Contractor’s Back Pay, the Company agrees to pay the Back Pay to Contractor over a thirty-six (36) month period following the execution of this Agreement, with the Company making minimum monthly payments of $5,000.00 per month, beginning on August 1, 2014.  With regard to the Accrued Director Compensation, the payment of it shall be subject to approval by the Company’s Board of Directors at the meeting where all Directors’ compensation for 2014 is approved or modified and paid in cash or the Company’s shares of common stock in the sole discretion of the Board of Directors which Board shall treat Contractor in the same manner as all of the other Directors of the Company.

8.           Contractor represents and warrants to Company, that as seven business days after the date of complete execution of the Agreement, Contractor has or will have turned over to Company all tangible company information and documents, both physical information and documents and all electronic versions thereof, as well as has or will have given all login information and passwords to Company with regard to any online information or services websites.  On or before seven business days after the date of the complete execution of this Agreement, Contractor will provide his laptop and/or desktop computer or “cloud” offline storage accounts to a third party information technology (IT) firm in Midland, Texas designated by the Company (and at the Company’s expense) to download and copy all Company information and company emails and delete such files from Contractor’s laptop, desktop or cloud storage accounts.  Contractor may be present along with a designated Company representative to verify that only Company related matters are downloaded/copied/deleted.  Failure or refusal of Contractor to comply with this Section 8 shall give the Company the right to proceed with enforcing noncompliance by judicial means if necessary, notwithstanding any other release language in this Agreement.

9.           Dispute Resolution.  The parties agree that any civil suit, action, or proceeding between Contractor (and Contractor’s attorneys, successors, and assigns) and the Company (and its affiliates, shareholders, directors, officers, executives, members, agents, successors, attorneys, and assigns) relating in any manner whatsoever to this Agreement shall be brought in either the United States District Court for the Western District of Texas or in a Texas state court in the County of Midland, state of Texas and that the parties shall submit to the jurisdiction of such court.  The parties irrevocably waive, to the fullest extent permitted by law, any objection they may have to the laying of venue for any such suit, action or proceeding brought in such court.

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10.           This Agreement is intended to be the final, complete, and exclusive statement of the terms of the Parties’ mutual termination of the Independent Contractor Agreements, and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for the terms and agreements specifically referenced herein (including Exhibit A, the Independent Contractor’s Agreement, and Exhibit C, the Director Agreement).  Notwithstanding Contractor’s resignation as a director, paragraphs 4.1 and 4.2 (Confidential Information), 4.3 (License and Assignment of Rights) and 4.4 (Noncompetition and Nonsolicitation) of the Director Agreement expressly survive Contractor’s resignation as a director of the Company and are governed by the terms of the Director Agreement.

11.           Contractor further agrees to reasonably cooperate with Company in entering into and signing any other documents necessary to effectuate the purposes of this Agreement.

12.           This Agreement may not be amended except by a writing signed by Contractor and by a duly authorized representative of the Company.  Delay or failure of either party to exercise any right under this Agreement shall not constitute a waiver of such right by such party.

13.           Contractor agrees that Contractor will not assign any rights or obligations under this Agreement (other than by operation of law), except the ownership rights in any shares of common stock to be issued to Contractor, except as may be restricted by the securities laws of the United States or any Shareholder Agreement applicable to all common stock shareholders.

14.           If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

15.           This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

16.           This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party.  Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

17.           Binding Agreement:  Each party represents and warrants to the other that the person(s) signing this Agreement below has authority to bind the party to this Agreement and that this Agreement legally binds both the Company and Contractor.  This Agreement is binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns.  To the extent that the practices, policies, or procedures of the Company, now or in the future, are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

18.           Contractor acknowledges Contractor has had the opportunity to consult legal counsel concerning this Agreement, that Contractor has read and understands the Agreement, that Contractor is fully aware of its legal effect, and that Contractor has entered into it freely based on Contractor’s own judgment and not on any representations or promises other than those contained in this Agreement.

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19.           This Agreement may be signed in multiple counterparts.  The transmission by facsimile machine or by scanned e-mail of the signed document shall be considered the equivalent of an original signature by the sending Party, and accepted as such by the receiving Party.

SIGNED, effective July 22, 2014

Company: STW Resources Holding Corp.

By:  ____________________

Stanley T. Weiner, its CEO

Contractor: Audry Lee Maddox

X. _____________________

Audry Lee Maddox

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